 Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACT (713) 625-8180; mediarelations@stewart.com

FOR IMMEDIATE RELEASE

Stewart Names Clifford Allen Bradley and Frederick H. Eppinger
to Board of Directors

HOUSTON (January 3, 2017) – Stewart announced today the appointments of Clifford Allen Bradley and Frederick H. Eppinger to the company’s board of directors. Until his retirement in 2016, Bradley served as chairman of Amerisafe, Inc., where he previously served as its CEO from 2003 through 2015. Eppinger most recently served as president, CEO and director for The Hanover Insurance Group until his retirement in 2016.

Bradley assumes the Stewart board position after more than two decades in executive positions at Amerisafe, a leading specialty provider of workers’ compensation insurance. He was responsible for managing Amerisafe’s underwriting operations beginning in 2000. He also served as general counsel from 1996 to 2000 and as chairman of Amerisafe’s board of directors from 2005 to 2016.

Eppinger comes to the Stewart board with more than 35 years of experience in finance and strategic marketing in the insurance industry. Eppinger’s experience includes serving as partner for the global management consulting firm McKinsey & Company from 1985 to 2000. Most recently, Eppinger led Hanover’s significant financial turnaround and unprecedented growth, more than doubling the company in size, from 2003 to 2016. Hanover provides a wide range of property and casualty services and is currently ranked in the top 25 property casualty insurers in the United States.

“We conducted an exhaustive search for individuals who would broaden our board’s breadth of talent and are thrilled with the selection of these two individuals. I look forward to working with both of these highly accomplished executives,” said Tom Apel, chairman of the Stewart board. “I would also like to thank retiring board members Governor Frank Keating and Laurie Moore-Moore for their many years of dedicated service. We owe them both a debt of gratitude and wish them all the best.”

“Allen and Fred together bring a record of strong operational and strategic experience that generated exceptional results at their respective companies and will greatly complement our board,” said Stewart CEO Matt Morris. “Their combined financial, legal, operational and insurance industry knowledge, along with their appreciation of the title space, are welcome additions, and I look forward to working closely with them both in their new roles.”

Bradley received his bachelor’s degree from Southeastern Louisiana University and earned his law degree from Louisiana State University. Eppinger graduated from the College of the Holy Cross and earned his MBA at Dartmouth’s Tuck School of Business.

About Stewart
Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at stewart.com, subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

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